                                                               EXHIBIT 10.29

                                  EVALUATION AGREEMENT


    This EVALUATION AGREEMENT (the "Agreement") is made and entered into as of March 1st, 1998 (the "Effective Date"), by and between KOSAN Biosciences, Inc., a California corporation with offices at 3832 Bay Center Place, Hayward, CA 94545 ("KOSAN") and SAVIA S.A. de C.V., a Mexican corporation with offices at Plaza Commercial Las Villas, Rio Caura # 358 Ote. (Altos), Col. Del. Valle, Garza Garcia, N.L. Mexico 66220 ("SAVIA"), and its affiliate DNA Plant Technology Corporation ("DNAP") with offices at 6701 San Pablo Avenue, Oakland, CA 94608-1239.

                                     BACKGROUND

    A. KOSAN has expertise relating to the biosynthesis of polyketides and owns and controls certain patent rights, know-how, and other intellectual property relating thereto.

    B. SAVIA and DNAP have expertise relating to plant genetic engineering and own and Control certain patent rights, know-how, and other intellectual property relating thereto.

    C. KOSAN and SAVIA desire to evaluate the feasibility of heterologous polyketide synthesis in plants, on the terms and conditions herein.

    D. KOSAN and SAVIA desire to provide for the formation of a limited liability company (the "Company") to conduct research and to commercialize products based on that research and the above referenced intellectual property.

    Now, therefore, in consideration of the mutual promises contained herein, the parties agree as follows:


                                      ARTICLE 1
                                     DEFINITIONS


1.1 "BACKGROUND TECHNOLOGY" means all Patent Rights and Know-How that
KOSAN, DNAP, or SAVIA owns or Controls, by assignment or otherwise, on the Effective Date which is necessary or useful for the conduct of the Evaluation Program to the extent that KOSAN, DNAP, or SAVIA, as the case may be, has the right to license or sublicense such rights for the conduct of the Evaluation Program and subject to any limitations under the terms of the applicable agreement(s), if any, pursuant to which KOSAN, DNAP, or SAVIA acquired such rights.

1.2 "CONTROLS" or "CONTROLLED" means possession (other than by virtue of this Agreement and the licenses granted herein) of the ability to grant licenses or sublicenses to the other party hereto without violating the terms of any agreement or other arrangement with, or the rights of, any third party.

1.3 "EVALUATION PROGRAM" means the activities conducted pursuant to the Evaluation Plan described in Section 2.1(a).

1.4 "FIELD" means the development of transgenic plants that make polyketides and applications of such plants.

1.5 "INVENTION" means any invention or discovery conceived or reduced to practice by or on behalf of KOSAN, DNAP, or SAVIA in connection with and during the Evaluation Program solely by KOSAN, DNAP, or SAVIA or jointly by KOSAN, DNAP, and SAVIA.

1.6 "KNOW-HOW" means all ideas, inventions, data, instructions, biological materials, processes, formulas, expert opinions and information not generally known or available to the public, including, without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, efficacy, manufacturing, and quality control information, materials, methods, processes, techniques, and data.

1.7 "MATERIALS" means the materials (including without limitation biological materials transferred from either party to the other pursuant to this Agreement or to that certain Materials Transfer Agreement between KOSAN and DNAP having an Effective Date of 1 March 1998 ("MTA").

1.8 "PATENT RIGHTS" means patent applications disclosing and claiming inventions filed in any country worldwide, including provisionals, continuations (in whole or in part), divisionals, reissues, reexaminations and foreign counterparts thereof, and patents issued on such applications.

1.9 "PROGRAM TECHNOLOGY" means all Patent Rights and Know-How which are conceived or reduced to practice or otherwise developed by or on behalf of KOSAN, DNAP, or SAVIA, or jointly by KOSAN, DNAP, and SAVIA in the performance of the Evaluation Program.

1.10 "TERM SHEET" means the term sheet attached hereto as Exhibit A.


                                       ARTICLE 2
                                   EVALUATION PROGRAM


2.1 EVALUATION PROGRAM.

    (a) EVALUATION PLAN. The parties will conduct the Evaluation Program for the development of intellectual property and technology for use in the Field in accordance with an agreed plan and budget (the "Evaluation Plan"). The purpose of the Evaluation Program is to produce a polyketide(s) in plants. The Evaluation Plan shall establish: (i) the scope of the research activities which will be performed; (ii) research objectives, work plan activities, and time schedules with respect to the Evaluation Program; and (iii) the respective obligations of the parties with respect to the Evaluation Program. The Research Committee established pursuant to Section 2.2 shall review the Evaluation Plan on an ongoing basis and may make changes to the Evaluation Plan then in effect.

    (b) EFFORTS. KOSAN shall use reasonable efforts to conduct the Evaluation Program by conducting research activities and providing Materials to SAVIA in accordance with the Evaluation Plan and within the time schedules contemplated therein. SAVIA and DNAP shall use reasonable efforts to conduct the Evaluation Program by conducting research activities and providing Materials to KOSAN in accordance with the Evaluation Plan and within the time schedules contemplated therein.

    (c) CONDUCT OF EVALUATION PROGRAM. During the term of the Evaluation Program, DNAP will conduct the required plant genetic engineering research activities for SAVIA, KOSAN, DNAP, and SAVIA will provide research assistance and supervision from their scientists with respect to the technology licensed by each party to the other for purposes of conducting the Evaluation Program. Fees for all research assistance and supervision (including research performed by affiliates of the parties) will be determined on an arms-length basis.

    (d) FUNDING. SAVIA shall be responsible for providing funding for the performance of the Evaluation Program. SAVIA will expend four hundred seventy-six thousand one hundred and thirty-two U.S. dollars ($476,132) in funding KOSAN and DNAP scientists to conduct the Evaluation Program during the term of this Agreement, but shall have no obligation to expend more than such amount. Ninety thousand U.S. dollars ($90,000) of such amount will be paid by SAVIA to KOSAN on signing this Agreement in reimbursement of personnel expense to carry out the Evaluation Program over the term of this Agreement, and three hundred eighty-six thousand one hundred and thirty-two U.S. dollars ($386,132) will be paid by SAVIA to DNAP in reimbursement of personnel expense to carry out the Evaluation Program over the term of this Agreement.

    (e) MATERIALS. Materials provided by one party to another pursuant to the Evaluation Plan will be used by the receiving party solely for the purpose of conducting the Evaluation Program. The receiving party agrees not to use Materials provided to it by the other party for any other purpose, including any research that is subject to consulting, licensing, assignment, or similar obligations to any third party without the prior written consent of the party providing such Materials. Neither party shall transfer Materials received from the other party hereto to any third party without the other party's prior written consent. Unless otherwise agreed by the parties, each party agrees to return any remaining Materials received from the other party hereto to the providing party upon the expiration or termination of this Agreement. The parties acknowledge that the Materials are experimental in nature and may have unknown characteristics and therefore agree to use prudence and reasonable care in the use, handling, storage, transportation, disposition, and containment of the Materials. This Agreement supercedes the MTA entered into by KOSAN and DNAP, in its entirety.

     (f) TERM OF EVALUATION PROGRAM. The Evaluation Program shall commence on the Effective Date and terminate upon the earlier of (i) the termination of this Agreement pursuant to Article 7, (ii) the expenditure of four hundred seventy-six thousand one hundred and thirty-two U.S. dollars ($476,132) by SAVIA under 2.1(d) above, (iii) the date of formation of the Company, (iv) May 1, 1999, or (v) such other date as the parties agree in writing.

     (g) THIRD PARTY LICENSES. In the event that the Research Committee determines that it is necessary to acquire a license from any third party specifically for the conduct of the Evaluation Program, the parties shall discuss which party shall acquire such license and how the costs thereof shall be shared.

2.2  RESEARCH COMMITTEE.

     (a) RESPONSIBILITIES. SAVIA, DNAP, and KOSAN will establish a Research Committee to oversee, review and recommend direction of the Evaluation Program. The responsibilities of the Research Committee shall include: (i) monitoring and overseeing research progress of the Evaluation Program and ensuring open and frequent exchange between the parties, and (ii) approving revisions to the Evaluation Plan.

     (b) MEMBERSHIP; DECISIONS. The Research Committee shall be comprised of four (4) members: two (2) representing SAVIA and DNAP and two (2) representing KOSAN. Each party may replace its Research Committee representatives at any time, with written notice to the other party. Each member shall have one vote on the Research Committee, which vote may be cast by proxy. In the event of any deadlock at the Research Committee, the parties shall continue to perform under the last Evaluation Plan approved by the Research Committee, or if such Evaluation Plan is no longer applicable, then either party may terminate this Agreement pursuant to Section 7.4.

      (c) MEETINGS. During the term of this Agreement the Research Committee shall meet quarterly or as the Research Committee may otherwise agree to discharge its responsibilities. The first meeting of the Research Committee shall occur within thirty (30) days of the Effective Date. Such meetings shall alternate between Burlingame or Hayward and Oakland in California or such other locations as the parties agree. Representatives of the parties that are not members of the Research Committee, and, with the consent of the parties, representatives of third parties may attend Research Committee meetings as nonvoting observers. Each party will be responsible for paying its own expenses in connection with the meetings of the Research Committee. The Research Committee shall prepare a written record of all Research Committee decisions, whether made at a Research Committee meeting or otherwise.

      (d) REVIEW OF PROGRAM RESULTS. No less than quarterly during the Evaluation Program and within ten (10) days after the end of the Evaluation Program, the Research Committee shall meet to review the results of the Evaluation Program to determine whether any of the following were achieved in connection with the performance of the Evaluation Program:

           (i) demonstration of production of a functional fungal, iterative polyketide synthase in plant cells which results in production of a polyketide in the plant cells;

           (ii) demonstration of production of a functional modular polyketide synthase in plant cells which has activity (i.e., which is capable of producing a polyketide in plant cells in the presence of an endogenous or provided precursor);

           (iii) demonstration of a phenotype in plant cells attributable to the presence of a transgenic polyketide synthase gene in such plant cells.

The Evaluation Program shall be deemed successful if any of (i) - (iii) above is achieved in connection therewith.

      (e)  EFFECT OF PROGRAM RESULTS.

           (i) If the Evaluation Program is successful and the parties have created the Company, the documents governing the Company and its operation (the "Company Documents") shall thereafter govern the rights and obligations of the parties.

           (ii) If the Evaluation Program is successful and the parties have not created the Company, the parties shall form the Company in accordance with Article 6.

           (iii) If the Evaluation Program is not successful and the parties have created the Company, the Company Documents shall govern the rights and obligations of the parties.

           (iv) If the Evaluation Program is not successful and the parties have not created the Company, then (x) this Agreement shall terminate pursuant to Section 7.4 and the parties shall have no further obligation to enter into any further agreement, (y) each party will retain all rights to any Background Technology owned by it, and (z) the license provided to KOSAN by Section 3.5(a) shall become irrevocable.

2.3   RECORDS; EXCHANGE OF INFORMATION.

      (a) RECORDS. The parties shall maintain scientific records of the activities conducted hereunder in sufficient detail and good scientific manner as will properly reflect all work done and results achieved in the performance of the Evaluation Plan (including all data in the form required under any applicable governmental regulations). During the term of this Agreement, and for three

(3) years thereafter, the parties shall provide each other reasonable access to such records, upon request, during ordinary business hours.

      (b) REPORTS. Upon reasonable request, the parties shall give each other a detailed report of their respective activities and results obtained pursuant to this Agreement. Each party shall provide a final written report summarizing its activities during the Evaluation Program and the results thereof within thirty (30) days after the end of the Evaluation Program.

2.4 EVALUATION PROGRAM CROSS LICENSE.

    (a) KOSAN hereby grants SAVIA and DNAP a nonexclusive, nontransferable, worldwide, royalty free license under the Background Technology, Materials, and KOSAN's interest in the Program Technology solely to perform those acts that are reasonably necessary to enable SAVIA and DNAP to conduct the Evaluation Program.

    (b) SAVIA and DNAP hereby grant KOSAN a nonexclusive, nontransferable, worldwide, royalty free license under the Background Technology, Materials and SAVIA's and DNAP's interest in the Program Technology solely to perform those acts that are reasonably necessary to enable KOSAN to conduct the Evaluation Program.

    (c) Neither party shall have the right to sell or otherwise distribute any products by virtue of the licenses set forth in this Section 2.4, and no such sale or distribution right shall be implied. Neither party may sublicense any of the rights granted to it under this Section 2.4. The licenses set forth in Sections 2.4(a) and 2.4(b) shall expire immediately upon completion or earlier termination of the Evaluation Program.


                                       ARTICLE 3
                                 INTELLECTUAL PROPERTY


3.1 OWNERSHIP OF INVENTIONS.

    (a) OWNERSHIP. All Inventions and other Program Technology shall be owned by the party that invents such Invention or other Program Technology, and Inventions and other Program Technology that are jointly invented or created by employees of SAVIA, DNAP, and KOSAN shall be jointly owned by SAVIA, DNAP, and KOSAN, except in each case, as provided in Section 3.1(b) below.

    (b) KOSAN OWNERSHIP. KOSAN will own provisional patent application Serial No. 60/052,211, filed 10 July 1997 by KOSAN entitled "Transformed Plants and Plants Cells that Express Polyketide Synthase;" U.S. patent application Serial No. 09/114,083, filed 10 July 1998; PCT patent application No. US98/14570, filed 10 July 1998; and any patent or patent application claiming priority to any of the foregoing.

3.2 CONFIDENTIALITY OF RESULTS. During the term of the Evaluation Program and for twelve (12) months thereafter, unless otherwise superceded by the Company Documents, neither party to this Agreement shall disclose the results or data from the activities conducted pursuant to this Agreement without the prior written approval of the other party hereto except pursuant to a confidentiality agreement requiring the recipient to maintain such results and/or data in confidence, provided, however, that this Section shall not preclude the inclusion by a party of such results or data in one or more patent applications, prosecution documents relating thereto, and patents issuing thereon.

3.3      FILING PATENT APPLICATIONS.

         (a) During the term of the Evaluation Program and for twelve (12) months thereafter, unless otherwise superseded by the Company Documents, either party hereto that desires to file a patent application claiming an Invention will provide prompt notice to the other party, such notice to include a draft of the application to be filed, and may within twenty (20) days thereafter file such patent application, giving due consideration to the comments on such draft provided by the other party.

         (b) SAVIA, DNAP, and KOSAN shall jointly prepare, file, prosecute and maintain the patent applications and patents claiming Inventions that are jointly invented by SAVIA, DNAP, and KOSAN in such countries as they mutually determine, using patent counsel agreed by the parties, and shall jointly conduct any interferences, reexaminations, reissues, oppositions or requests for patent term extensions relating thereto. Unless otherwise agreed, the parties shall equally share the costs thereof. SAVIA, DNAP, and KOSAN shall keep the other fully informed as to the status of Patent Rights within the Program Technology, including without limitation, by providing the other the opportunity to review and comment fully on any documents relating to each joint Invention which will be filed in any patent office at least thirty (30) days before such filing, and providing the other party copies of any documents that such party receives from such patent offices promptly after receipt including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. SAVIA, DNAP, and KOSAN shall each reasonably cooperate with and assist the other at its own expense in connection with such activities, at the other party's request.

         (c) In the event that either party wishes to seek patent protection with respect to any Invention in any country outside the United States, it shall notify the other party hereto. If only one party wishes to seek patent protection with respect to an Invention in any such country or countries, it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense. In any such case, the party declining to participate in such activities shall not grant any third party a license under its interest in the applicable patent application and/or patent without the prior written consent of the other party.

3.4      ASSIGNMENT.

        SAVIA and DNAP hereby assign to KOSAN SAVIA's and DNAP's entire interest in all right, title and interest in and to provisional patent application Serial No. 60/052,211, filed 10 July 1997 and entitled "Transformed Plants and Plant Cells that Express Polyketide Synthase;" U.S. patent application Serial No. 09,114,083, filed 10 July 1998; PCT patent application No. US98/14570, filed 10 July 1998; and any patent or patent application claiming priority to any of the foregoing and agree to execute (or cause to be executed) such application, oaths, documents and instruments as KOSAN may request in order to perfect, confirm, or protect KOSAN's right and interest in and to the same.

3.5      LICENSE RIGHTS.

(a) SAVIA and DNAP hereby grant to KOSAN an exclusive, worldwide, royalty free, fully paid-up license with respect to SAVIA's and DNAP's interest in the Program Technology for use in the area of polyketides, the production of polyketides in cells or systems other than transgenic plant cells, and the use of polyketides to make, have made, use, import, have imported, sell, and offer for sale human health care products and agree to execute (or cause to be executed) such applications, oaths, documents, and instruments as KOSAN may request to perfect, confirm or protect KOSAN's right and interest in and to such Program Technology.

(b) KOSAN hereby grants to SAVIA an exclusive, worldwide, royalty free, fully paid-up license with respect to KOSAN's interest in the Program Technology for use in the area of production, use and commercialization of plants that do not produce transgenically encoded polyketides and agrees to execute (or cause to be executed) such applications, oaths, documents, and instruments as SAVIA may request to perfect, confirm or protect SAVIA's right and interest in and to such Program Technology.

3.6 EMPLOYEE OBLIGATIONS. KOSAN, DNAP, and SAVIA shall ensure that all of their respective employees, officers, researchers, any employee that conducts research in the Evaluation Program, independent contractors, and consultants have legal obligations, whether imposed by agreement or law, requiring assignment or licensing to KOSAN, DNAP, or SAVIA, as appropriate, of all (i) Background Technology owned by such party, and (ii) Inventions and other Program Technology.

3.7     PATENT AND KNOW-HOW ENFORCEMENT.

         (a) SOLELY OWNED PATENTS AND KNOW-HOW. Each party shall have the right, but not the obligation, at its expense, for enforcing and defending any Patent Rights and Know-How in the Background Technology or the Program Technology owned solely by it.

         (b) JOINTLY OWNED PATENTS AND KNOW-HOW. The parties shall be jointly responsible for enforcing and defending any jointly owned Patent Rights and Know-How in the Program Technology. Unless otherwise agreed in advance in writing by the parties, if either party is notified of possible infringement of jointly owned Program Technology, it shall promptly notify the other party, and thereafter the parties shall promptly confer in good faith to determine (i) what steps, if any, should be taken to abate any infringement or misappropriation,
(ii) which party shall be responsible for conducting such activities, (iii) the respective costs the parties will bear with regard to such activities, and (iv) the allocation between the parties of damages, if any, awarded with respect to such activities. In the event the parties are unable to agree on the foregoing within three (3) months after notice of an infringement or misappropriation is provided as described above, either party may, at its own expense, initiate a proceeding to abate such infringement or misappropriation with respect to the pertinent joint Patent Rights or joint Know-How, and the other party will cooperate with the initiating party, at its request and expense, including without limitation, by joining such proceeding as a party if required by applicable law.

         (c) NOTICE. In the event a party to this Agreement acquires information that a third party may by infringing one or more of the Patent Rights or Know-How within the Program Technology, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

3.8 REVIEW OF PUBLICATIONS. Any manuscript or presentation by KOSAN, DNAP, or SAVIA describing the results of the Evaluation Program to be published or presented during the term of this Agreement or within one (1) year thereafter shall be subject to the prior review of the other party at least sixty (60) days prior to its submission for publication. Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving party shall notify the disclosing party in writing within thirty (30) days after receipt of any disclosure whether the receiving party desires to file a patent application on any Invention disclosed in such disclosure. In the event that KOSAN, DNAP, or SAVIA determines on receipt of such disclosure that it desires to file such a patent application, the disclosing party shall withhold publication or disclosure of such document until the earlier of (i) the date a patent application is filed thereon, or (ii) the parties determine after consultation that no patentable Invention exists, or (iii) the date forty-five (45) days after receipt by the disclosing party of the receiving party's written notice of the receiving party's desire to file such patent application, or such other longer period as is reasonable for seeking patent protection. Further, if such document contains the confidential information of KOSAN, DNAP, or SAVIA that is subject to use and nondisclosure restrictions under Section 4.1, or if the parties determine after consultation that the document contains Know-How that is or will be protected as a trade secret by either party, the disclosing party agrees to remove such information of the other party from the proposed publication or presentation.

                                    ARTICLE 4
                                CONFIDENTIALITY

4.1 CONFIDENTIAL INFORMATION AND MATERIALS. Except as expressly provided herein, the parties agree that, for the Term of this Agreement and for five
(5) years thereafter, the receiving party shall not publish or otherwise disclose and shall not use for any purpose, any information or Materials furnished to it by the other party hereto, which, if disclosed in tangible form, is marked "Confidential" or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is confirmed as confidential or proprietary by the party disclosing such information at the time of such disclosure or within thirty (30) days thereafter ("Confidential Information"). Oral communications between scientists conducting research under the Evaluation Plan shall be presumed to be confidential disclosures. Notwithstanding the foregoing, it is understood and agreed that Confidential Information shall not include information or material that, in each case demonstrated by written documentation:

       (a) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure;

       (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;

       (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement;

       (d) is independently developed without the use of the Confidential Information of the other party; or

       (e) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto or developed by the receiving party without reference to any Confidential Information disclosed by the disclosing party.

4.2 PERMITTED DISCLOSURES. Notwithstanding the provisions of Section 4.1, each party hereto may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in conducting its obligations under the Evaluation Program, preparing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental law, regulations, or court order, or submitting information to governmental authorities, provided, however, that if a party is required to make any such disclosure of another party's Confidential Information, then, to the extent it may legally do so, it will give reasonable advance written notice to the other party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise). If the parties have not established the Company during the term of this Agreement, KOSAN may disclose to third parties the Confidential Information relating to the

Program Technology assigned or licensed to KOSAN hereunder in connection with negotiating or entering into agreements regarding such Program Technology.
If the party whose Confidential Information is to be disclosed has not filed a patent application with respect to such Confidential Information, it may require the other party to delay the proposed disclosure (to the extent the disclosing party may legally do so), for up to forty-five (45) days after receipt of written notice from the disclosing party of its intent to disclose, to allow for the filing of such an application.

4.3 PUBLICITY; USE OF NAME. Except as required by law or expressly permitted under this Agreement, neither party shall use the name, trademark, or symbol of the other party or of any of its trustees, officers, employees, or agents, or reveal the existence of, or the terms of, this Agreement to any third party or in any promotional material or other public announcement or disclosure without the prior oral or written consent of the other party, provided, however, that once a particular disclosure has been approved, either party may make disclosures that do not materially differ therefrom without obtaining further approvals from the other party. The foregoing notwithstanding, each party has the right to disclose such information without the consent of the other (i) in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other application law or regulation, and (ii) to potential investors under a nondisclosure obligation.

                                    ARTICLE 5
                                 INDEMNIFICATION

5.1 INDEMNIFICATION OF SAVIA. KOSAN shall indemnify, defend, and hold harmless SAVIA and its affiliates, including but not limited to DNAP, the directors, officers, and employees of SAVIA and its affiliates, and the successors and assigns of any of the foregoing (the "SAVIA Indemnitee(s)") from and against all claims, losses, costs, and liabilities (including, without limitation, payment of reasonable attorneys' fees and other expenses of litigation), and shall pay any damages (including settlement amounts) finally awarded, with respect to any claim, suit, or proceeding (any of the foregoing, a "Claim") brought by third party against an SAVIA Indemnitee, caused by (a) a material breach by KOSAN of its obligations under this Agreement, (b) KOSAN's conduct in performance of the Evaluation Program, or
(c) the negligence or willful misconduct of KOSAN, except, in each case, to the extent caused by the negligence or willful misconduct of a SAVIA Indemnitee.

5.2 INDEMNIFICATION OF KOSAN. SAVIA and DNAP, individually and not jointly, shall indemnify, defend, and hold harmless KOSAN and its affiliates, the directors, officers, and employees of KOSAN and its affiliates, the President and Fellows of Harvard College, and the Board of Trustees of Leland Stanford Jr. University, Stanford Health Services, Brown University, BURD, and their respective trustees, officers, employees, students and agents, and the successors and assigns of any of the foregoing (the "KOSAN Indemnitee(s)") from and against all claims, losses, costs, and liabilities (including without limitation, payment of reasonable attorneys' fees and other expenses of litigation) and shall pay any damages (including settlement amounts) finally awarded, with respect to any claim, suit, or proceeding (any of the foregoing, also a "Claim") brought by a third party against a KOSAN Indemnitee, arising out of or relating to (a) a material breach by SAVIA and its affiliates, including DNAP, of its obligations under this Agreement; or
(b) SAVIA's and its affiliates', including DNAP's, conduct in performance of the Evaluation Program, or (c) the negligence or willful misconduct of SAVIA and its affiliates, including DNAP, except, in each case, to the extent due to the negligence or willful misconduct of a KOSAN Indemnitee.

5.3 INDEMNIFICATION PROCEDURES. An Indemnitee that intends to claim indemnification under this Article 5 shall promptly notify the other party (the "Indemnitor") in writing of any claim in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof, provided, however, that the Indemnitee may participate in any such proceeding with counsel of it choice, at its own expense. The indemnity agreement in this Article 5 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 5.
The Indemnitee, its employees, and its agents shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Claim.

                                    ARTICLE 6
                              COMPANY FORMATION

       The Term Sheet attached hereto as Exhibit A sets forth the material terms agreed to by the parties for the formation of the Company and the commercialization by the Company of the Program Technology. The parties agree that, in the event the Evaluation Program is successful, as defined in
Section 2.2(d) hereof, the Company shall be formed as soon as possible on terms consistent with those set forth in the Term Sheet, and this Agreement shall continue to control the rights and obligations of the parties until the Company is formed. Notwithstanding the foregoing, the parties may agree to form the Company prior to determination of the success of the Evaluation Program, in which event all sums agreed to be expended by a party in connection with the Evaluation Program shall be paid, as needed, to the Company as a contribution to the capital of the Company. In the event the Company is formed as provided in this Article 6, the Company Documents shall take precedence in the event of any conflict with the terms of this Agreement. The Company Documents will include procedures for appointing arbitrators, consequences of a party's failure to act, deadlines for conducting the arbitration, and other customary arbitration provisions.

                                       ARTICLE 7
                                 TERM AND TERMINATION


7.1 TERM OF THE AGREEMENT. The term of this Agreement shall commence on the Effective Date and continue in full force and effect until formation of the Company, unless terminated earlier pursuant to this Article 7.

7.2 TERMINATION FOR CAUSE. Either KOSAN or SAVIA may terminate this Agreement by written notice stating such party's intent to terminate in the event the other shall have breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching party by the nonbreaching party.

7.3 TERMINATION FOR BANKRUPTCY. Either party may terminate this Agreement effective upon written notice to the other party in the event the other party declares bankruptcy or becomes the subject of any voluntary or involuntary proceeding under the U.S. Bankruptcy Code or state insolvency proceeding, and such proceeding is not terminated within one hundred twenty (120) days of its commencement.

7.4 TERMINATION FOR DEADLOCK. If the parties have not yet created the Company, and the Research Committee is unable to agree on the conduct of research not covered by an agreed Evaluation Plan, then either party may terminate the Agreement with thirty (30) days notice to the other party hereto.

7.5 EFFECT OF TERMINATION.

    (a) RIGHTS AND OBLIGATIONS. Termination of this Agreement for any reason shall neither release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

    (b) RETURN OF CONFIDENTIAL INFORMATION MATERIALS. Upon any termination of this Agreement other than pursuant to Section 7.1, SAVIA, DNAP, and KOSAN shall promptly return to the other party all Confidential Information received from the other party (except one copy of which may be retained for archival purposes). Upon termination of this Agreement other than pursuant to
Section 7.1, each party shall promptly return or destroy Materials provided by the other party at the other party's discretion, and all plants, plant parts, and seeds containing such Materials shall be destroyed, and an officer of each party shall provide the other party with a written certification of such return or destruction within thirty (30) days of effective date of such termination.

    (c) LICENSES. Upon termination of this Agreement, all licenses granted in
Section 2.4 shall terminate. Upon termination of this Agreement pursuant to
Section 2.2(e)(iv), 7.2, 7.3, or 7.4, the licenses provided under Section 3.5 shall become irrevocable.

7.6 SURVIVAL. The provisions of Sections 2.2(e)(iv), 2.3(a), 3.1, 3.2, 3.3, 3.4, 3.5, 3.7(b), 3.8, 7.5, and 7.6, and Articles 4, 5, 8, and 9 shall survive the expiration or termination of this Agreement for any reason, except as provided to the contrary in the Company Documents in the event of formation of the Company.

                                        ARTICLE 8
                                   DISPUTE RESOLUTION


8.1 MEDIATION. If a dispute arises out of or relates to this Agreement or the breach thereof, and if said dispute cannot be settled through negotiation, then the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration, litigation, or some other dispute resolution procedures.

8.2 ARBITRATION. If the parties are unable to resolve any dispute, controversy, or claim between them arising out of or relating to the validity, construction, enforceability, or performance of this Agreement, including disputes relating to alleged breach or termination of this Agreement (each, a "Dispute"), the Dispute shall be settled by binding arbitration conducted in San Francisco, California, pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect by one (1) arbitrator appointed in accordance with such rules. If a disagreement between the parties relates to the proposed modification of the Evaluation Program, and cannot be resolved through negotiation, then the parties will conduct the Evaluation Program according to the most recent Evaluation Plan. If the disagreement cannot be resolved through negotiation and relates to any other material aspect of this Agreement, then the disagreement will be submitted to an independent arbitrator selected by the parties who has expertise in the areas of biotechnology and joint ventures. While the arbitration is pending, (i) the obligations of the parties to form the Company will be suspended, and (ii) the Evaluation Program will continue to conclusion. The decision and/or award rendered by the arbitrator shall be written (specifically stating the arbitrator's findings of facts as well as the reasons upon which the arbitrator's decision is based), final, and nonappealable, (except for an alleged act of corruption or fraud on the part of the arbitrator) and may be entered in any court of competent jurisdiction. The parties agree that, any provision of applicable law notwithstanding, they will not request, and the arbitrator shall have no authority to award, punitive or exemplary damages against any party. The arbitrator shall have the authority to grant injunctive relief and order specific performance. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time that the parties must expend for discovery, provided, however, that the arbitrator shall permit such discovery as it deems necessary to permit an equitable resolution of the dispute. Evidence need not be obtained in the presence of the arbitrator. At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence, and examine witnesses.
The costs of any arbitration, including administrative fees and fees of the arbitrator, shall be shared equally by the parties. Each party shall bear the cost of its own attorneys' fees and expert fees relating to the arbitration. The parties and the arbitrator shall use their best efforts to complete any such arbitration within one (1) year after appointment of the arbitrator, unless a party can demonstrate to the arbitrator that the complexity of the issues or other reasons warrant the extension of the time. In such case, the arbitrator may extend such timetable as reasonably required. The arbitrator shall, in rendering its decision, apply the substantive law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section 8.2 shall be governed by the U.S. Federal Arbitration Act. Pending the selection of the arbitrator or pending the arbitrator's determination of the merits of the controversy, either party may seek from a court of competent jurisdiction any interim or provisional relief that may be necessary to protect the rights or property of that party.

                                        ARTICLE 9
                                      MISCELLANEOUS


9.1 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of California, without reference to rules of conflicts or choice of laws.

9.2 OTHER ACTIVITIES. Each party shall have the right to conduct other research or development activities outside the Evaluation Program, alone and with third parties, during the term of this Agreement and thereafter.

9.3 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be sent by prepaid registered or certified mail, return receipt requested, internationally recognized courier or personal delivery, or by fax with confirming letter mailed under the conditions described above in each case addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice shall be deemed to have been given when delivered:

If to SAVIA or DNAP:           SAVIA, S.A. de C.V.
                               Plaza Commercial Las Villas
                               Rio Caura # 358 Ote. (Altos)
                               Col. Del. Valle, Garza Garcia, N.L.
                               New Mexico 66220

                               with a copy to:

                                     Joe A. Rudberg, Esq.
                                     Thompson & Knight
                                     1700 Pacific Avenue
                                     Suite 3300
                                     Dallas, TX 75201

                                     and a copy to:

                                     Jorge Fenyvesi
                                     DNA Plant Technology Corporation
                                     6701 San Pablo Avenue
                                     Oakland, CA 94608-1239

If to KOSAN:                         KOSAN Biosciences, Inc.
                                     3832 Bay Center Place
                                     Hayward, CA 94545
                                     Attn: Chief Executive Officer

9.4 FORCE MAJEURE. Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party, and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure, provided, however, that in no event shall a party be required to settle any labor dispute or disturbance.

9.5 NO CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL A PARTY HERETO BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING WITHOUT LIMITATION LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

9.6 DISCLAIMER. The parties acknowledge that the research activities contemplated hereunder are experimental and that the Evaluation Program may not be successful. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, KOSAN AND SAVIA MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND REGARDING THE CONFIDENTIAL INFORMATION, PROGRAM TECHNOLOGY, AND/OR BACKGROUND TECHNOLOGY, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, AND VALIDITY OF

TECHNOLOGY OR PATENT CLAIMS, ISSUED OR PENDING. ALL MATERIALS PROVIDED AS PART OF THE EVALUATION PROGRAM UNDER THIS AGREEMENT ARE PROVIDED "AS IS," AND EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO SUCH MATERIALS.

9.7 NO IMPLIED RIGHTS. Only the rights granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other rights shall be created by implication, estoppel, or otherwise.

9.8 ASSIGNMENT. This Agreement shall not be assignable by either party to any third party hereto without the written consent of the other party hereto, except either party may assign this Agreement without such consent to an entity that acquires all or substantially all of the business or assets of such party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise.

9.9 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any provision held invalid and to be bound by the mutually agreed substitute provision to give the most approximate effect originally intended by the parties.

9.10 ADVICE OF COUNSEL. KOSAN, DNAP, and SAVIA have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one party or the other and will be construed accordingly.

9.11 INDEPENDENT CONTRACTORS. The relationship of KOSAN, DNAP, and SAVIA established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give any party the power to direct or control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners, or otherwise as participant in a joint or common undertaking, or (iii) allow a party to create or assume any obligation on behalf of the other party for any purpose whatsoever.

9.12 NO WAIVER. No waiver of any term or condition of this Agreement shall be valid or binding on either party unless agreed in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision thereafter.

9.13 FURTHER ASSURANCES. At any time following the Effective Date, at the request of the other party hereto, each party shall (i) deliver to the other party such documents consistent with the provisions of this Agreement, and (ii) execute and deliver or cause to be delivered all such assignments, consents, documents, or further instruments, and (iii) take or cause to be taken all such other actions as the requesting party may reasonably deem necessary or desirable for the requesting party to obtain the full benefit of this Agreement.

9.14 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

9.15 EXECUTION BY DNAP. DNAP is executing this agreement solely with respect to the rights and obligations specifically set forth herein as to DNAP. DNAP shall not be liable for any obligations of SAVIA set forth herein.

9.16 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supercedes all prior or contemporaneous understandings or agreements, whether written or oral, between KOSAN, DNAP, and SAVIA with respect to such subject matter.

No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of the parties.

       IN WITNESS WHEREOF, the undersigned are duly authorized to execute this Agreement on behalf of SAVIA, DNAP, and KOSAN, as applicable.

KOSAN BIOSCIENCES, INC.                   SAVIA, S.A. de C.V.


By: /s/ Daniel V. Santi                   By:  /s/ Bernardo Jimenez
   -------------------------------           ------------------------------

Name: Daniel V. Santi                    Name: Bernardo Jimenez
     -----------------------------             ----------------------------

Title: Chairman & CEO                     Title: Attorney In Fact
      ----------------------------              ---------------------------

DNA PLANT TECHNOLOGY CORPORATION


By: /s/ Jorge Fenyvesi
   -------------------------------

Name: Jorge Fenyvesi
     -----------------------------

Title: President
      ----------------------------


Exhibit A: Company Formation Term Sheet

                                  EXHIBIT A
                                 TERM SHEET

               PROPOSED FORMATION OF LIMITED LIABILITY COMPANY
                           BETWEEN SAVIA AND KOSAN

1.     PARTIES

SAVIA, S.A. de. C.V., and/or its designated Affiliate or Affiliates ("SAVIA") and Kosan Biosciences Incorporated ("KOSAN")

2.     FORM OF ENTITY

After successful completion of Phase I, as described in the evaluation Agreement, SAVIA and Kosan would form a limited liability company, either in Delaware or Nevada (the "COMPANY"). Either SAVIA or Kosan may subsequently request that the Company be converted to a "C" or other form of company (subject to the Company's ability to maximize potential technology rights), and the other party will not unreasonably refuse such request.

3.     CAPITAL STRUCTURE AND OWNERSHIP

The Company initially would have one class of ownership interest: common. SAVIA would own fifty and one-tenth percent (50.1%) of the ownership interests and Kosan would own forty-nine and nine-tenths percent (49.9%) of the ownership interests.

4.     FIELD DEFINITIONS

4.1 "COMPANY FIELD" shall mean the production, use and commercialization of plants (including plant parts, e.g. fruits, seeds, roots, etc.) that produce transgenically encoded polyketides for purposes of commercialization in either of the following two (2) areas:

     (a) commercialization of transgenic plants where the plants exhibit improved traits by expressing a polyketide other than a polyketide developed by Kosan on behalf of a third party where such development of a polyketide by Kosan begins prior to initiation of work by the Company on plants expressing such polyketide and where such third party is pursuing development or commercialization of such polyketide; and

     (b) commercialization of polyketide compounds extracted from transgenic plants, provided, that such polyketide compounds shall not include polyketide compounds which are either (i) disclosed and claimed in patents and patent applications controlled by Kosan, or (ii) developed by Kosan for itself or a third party where such development begins prior to initiation of work by the Company on plants expressing such polyketide compounds and where Kosan or such third party is pursuing development or commercialization of such compound.

4.2 "KOSAN FIELD" shall mean production, use and commercialization of polyketides in areas not included in the Company Field.

4.3 "SAVIA FIELD" means production, use and commercialization of plants that do not produce transgenically encoded polyketides.

5.     ENTITY MANAGEMENT

The Company would have four (4) managers, two (2) designated by SAVIA and two
(2) designated by Kosan (provided that one (1) of each party's two (2) managers will have a scientific background and the other a business orientation). Notwithstanding the ownership interests of Kosan and SAVIA, all principal decisions on behalf of the Company will require the unanimous agreement of the managers designated by SAVIA and Kosan. The President, Chief Financial Officer and other officers of the Company would be appointed by unanimous agreement of the managers designated by SAVIA and Kosan.

6. BUSINESS PLAN As described below, the Company would conduct research using certain technology available to SAVIA and DNA Plant Technology Corporation and/or Kosan to develop applications of such technology in plants. The business would be developed in three (3) phases.

6.1 PHASE I - The parties have entered into an Evaluation Agreement, to which this Term Sheet is an Exhibit governing the first Phase, Phase I, of the business plan identifying specific milestones.

6.2    PHASE II - DEVELOPMENT OF COMMERCIALIZABLE PRODUCT

Purpose:    Develop applications of the technology to plants that can be exploited commercially through licensing, product sales, or other methods. The initial activities to be undertaken by the parties in Phase II, and for determining when such phase has been successfully completed and whether the business should advance to the next phase ("MILESTONES") will be determined by the parties prior to the formation of the Company.

Time Frame: Beginning with the formation of the Company and continuing for up to three (3) years.

Budget:     Five million, five hundred and twenty-three thousand, eight hundred and sixty-eight U.S. dollars ($5,523,868, the "PHASE II BUDGET").

6.3    PHASE III - COMMERCIALIZATION

Purpose:    To commercially exploit the technology developed by the Company in the Company Field.

Time Frame:    Indefinite
Budget:     To be determined

7.     CAPITALIZATION AND FUNDING

7.1 At the time the Company is formed, Kosan would contribute in exchange for its ownership interest and subject to any legal or contractual restrictions and financial obligations owed to third parties, a non-exclusive, worldwide, royalty free license (or royalty-bearing sublicense, as applicable) to the intellectual property described on Exhibit A-1 hereto. The Company shall pay any royalties and other payments owed to third parties as a result of practice by the Company of such technology licensed by Kosan hereunder.

7.2 At the time the Company is formed, SAVIA would contribute in exchange for its ownership interest and subject to any legal or contractual restrictions and financial obligations owed to third parties, a non-exclusive, worldwide, royalty free license (or royalty-bearing sublicense as applicable) to the intellectual property described on Exhibit A-2 hereto. The Company shall pay any royalties and other payments owed to third parties as a result of practice by the Company of such technology licensed by SAVIA hereunder. In addition, SAVIA would agree to fund the Phase II Budget in exchange for its ownership interest.

7.3 Upon Company formation the parties will initiate Phase II of the business plan, which may be modified from time to time by unanimous agreement of the Managers of the Company. SAVIA will contribute as consideration for its ownership interest the Phase II Budget. This contribution will be made by SAVIA on a calendar quarterly basis beginning May 1, 1999, paid one (1) quarter in advance. If the actual expenditures under an approved budget are for an amount in excess of the Phase II Budget, then the additional required funding may be provided, with the approval of all of the managers of the Company, (i) by SAVIA and Kosan based on their respective percentage ownership interests, or (ii) if the Company is then a C corporation, such funding may be raised from third parties and/or from SAVIA and/or Kosan. If the parties proceed with Phase II, the licenses from each party to the Company will be automatically extended for the duration of Phase II and broadened to include product development in the Company Field.

7.4 If the parties determine to proceed to Phase III of the business plan, it is anticipated that the Company will be self-funding. However, if additional funding is required, pursuant to a mutually approved budget, with the approval of all of the managers of the Company, (i) it may be provided by SAVIA and Kosan, based on their respective percentage ownership interests, or
(ii) if the Company is then a C corporation, such funding may be raised from third parties. If the parties determine to proceed to Phase III, the licenses from each party to the Company pursuant to Phase II will be extended automatically to include product commercialization for the duration of Phase III or dissolution of the Company, whichever occurs earlier.

7.5 Provided that SAVIA has in the ordinary course of its business funds available to loan, and that such loan would not cause a breach or violation of any existing SAVIA loans or bank covenants, SAVIA will loan Kosan up to two and one-half million U.S. dollars ($2,500,000) to enable Kosan to contribute its share of the Company's additional funding needs. The loan will bear interest at the cost of SAVIA debt, will be repayable within three (3) years of issuance and will be secured by an appropriate amount of Kosan stock.

7.6 If either SAVIA or Kosan chooses not to contribute its share of additional funding under 7.3(i) or 7.4(i), its percentage ownership interests will be adjusted based on a formula to be specified in the Company Documents.

8.     RESEARCH CONTRACT & ASSISTANCE

SAVIA's Affiliate, DNA Plant Technology Corporation, will conduct required plant genetic engineering research activities and Kosan will conduct required polyketide research activities, in each case where the party has sufficient capability to conduct the research within a reasonable time and at a competitive cost. Both Kosan and SAVIA will provide research assistance and supervision from their scientists with respect to the technology licensed to the Company by each party. Fees for all research assistance and supervision (including research performed by Affiliates of the parties) will be determined on an arms-length basis.

9.     COVENANTS

So long as a party and its Affiliates collectively own a twenty percent (20%) or greater ownership interest in the Company, such party and its Affiliates agree to maintain the patents and/or intellectual property rights owned or Controlled by such party and its Affiliates that are listed on Exhibits A-1 and A-2.

10.    NON-COMPETITION

So long as a party and its Affiliates collectively own a twenty percent (20%) or greater ownership interest in the Company, such party and its Affiliates will not:
(i) sell products in the Company Field except for activities conducted with or on behalf of the Company; (ii) license technology to a third party specifically and expressly for use in the Company Field; or (iii) engage in research and development activities on behalf of itself or a third party specifically and expressly directed to the development of transgenic polyketide-producing plants for the commercial purpose of producing plants exhibiting improved agronomic or quality traits. Notwithstanding the foregoing: (i) Kosan may license to third parties technology to produce or use polyketides in any cell or system, including plants, if such license is in connection with a license relating to one or more specific polyketides;
(ii) Kosan shall be free to develop, sell products, and license technology in the Kosan Field; and (iii) SAVIA shall be free to develop, sell products, and license technology in the SAVIA Field.

11.    OWNERSHIP OF INTELLECTUAL PROPERTY

The Company will own all technology, patent rights (including patent applications and patents issued), know-how (including ideas, inventions, data and other proprietary information) and other intellectual property that are conceived or reduced to practice or otherwise developed by or on behalf of the Company in the course of Company-funded research ("COMPANY INTELLECTUAL PROPERTY") provided that Kosan will own provisional patent application
Serial No. 60/052,211 filed 10 July 1997 by Kosan entitled "Transformed Plants and Plant Cells that Express Polyketide Synthase"; U.S. patent application Serial No. 09/114,080 filed 10 July 1998; PCT patent application No. US98/14570 filed 10 July 1998 and any patent or patent application claiming priority to any of the foregoing; and provided further that Kosan will own inventions that are not separately patentable over inventions disclosed and claimed in the patent applications identified above in this paragraph.

12.    LICENSES

12.1   ENABLING LICENSES TO THE COMPANY

Each of Kosan and SAVIA shall, to the extent free to do so, grant to the Company a non-exclusive, non-transferable, worldwide royalty free (excluding royalties and other payments owed to third parties) license to commercialize products in the Company Field under the intellectual property listed on Exhibits A-1 and A-2 respectively, which is owned or controlled by it at the time of Company formation and, to the extent free to do so, under Intellectual Property developed or acquired by it thereafter for so long as it and its Affiliates collectively own at least a twenty percent (20%) interest in the Company to conduct the Company's business in the Company Field. With respect to Kosan Intellectual Property, no license will be granted to Kosan's proprietary technology for creating novel polyketides by altering genes or gene fragments that code for polyketide synthase or polyketide processing enzymes. SAVIA will initiate a process whereby Kosan is able to evaluate any SAVIA's license rights and corresponding obligations applicable to the Company Field. Kosan shall not be bound to complete any transaction if it determines, in its sole discretion, that such rights are insufficient to enable the Company to carry on its intended business or such obligations make doing so commercially unacceptable.

12.2   LICENSE TO KOSAN

The Company shall grant to Kosan an irrevocable, royalty bearing (not to exceed two percent (2%)), worldwide exclusive license, with the right to grant sublicenses, under Company intellectual property rights to make, have made, use, have used, sell, and have sold polyketides for use in the Kosan Field. If Kosan desires to produce polyketides in transgenic plants, then Kosan shall grant the Company a right of first refusal to produce such polyketides in transgenic plants for Kosan on commercially reasonable terms. To the extent it has the power to do so, Kosan will use its commercially reasonable best efforts to induce its partners and licensees who desire to produce polyketides in plants to retain the Company in those areas where the Company has worked with the class of polyketides in question or otherwise has existing expertise.

12.3   LICENSE TO SAVIA

The Company shall grant to SAVIA an irrevocable, royalty bearing (not to exceed two percent (2%)), worldwide exclusive license, with the right to grant sublicenses, under Company intellectual property rights to make, have made, use, have used, sell and have sold for any purpose non-polyketide producing plants for use in the SAVIA Field.

13.    PATENT MATTERS

The Company shall be responsible for the preparation, filing, and prosecution of patent applications of all Company owned Intellectual Property. Each party will have the right to conduct, at its sole discretion and expense, preparation, filing, and prosecution of patent applications disclosing or claiming any solely owned inventions owned by it. Jointly made inventions which are not Company owned Intellectual Property will be jointly owned, enforced, prosecuted and maintained by the parties.

14.    TRANSFER OF OWNERSHIP INTERESTS

No transfer of an interest in the Company will be permitted until the earlier of (i) funding of the Phase II Budget, or (ii) successful completion of Phase II, unless such transfer is to an Affiliate of the transferring party or as otherwise provided herein. After commencement of Phase III, a party desiring to sell, transfer, assign, pledge or otherwise dispose of or encumber its ownership interest in the Company (other than to an Affiliate of such party) may do so only to a Qualified Transferee pursuant to a BONA FIDE third party offer after affording the other party a right of first refusal to acquire such ownership interest on the same terms as the Qualified Transferee. As used in this document, "AFFILIATE" means any person controlling, controlled by or under common control with either of the parties. "CONTROL" means the right to direct the management or policies of the person or to elect or appoint a majority of its management body (such as the board of directors of a corporation, the managers of a limited liability company, the general partners of a partnership, the trustees of a trust, etc.), or the ownership of more than fifty percent (50%) of the equity interests of the person entitled to vote. "PERSON" means any individual, corporation, company, partnership, trust, association or other legal entity. "QUALIFIED TRANSFEREE" means a person who is not directly or indirectly via an Affiliate a competitor of the other party, who is financially sound and who is of good moral character.

15.    DEADLOCK

15.1 In the event of a disagreement between SAVIA and Kosan, the Managers of the Company will attempt to resolve the disagreement through negotiation. In the event the Managers cannot resolve the disagreement, the President or CEO of Kosan and a representative of very upper management of SAVIA will attempt to resolve the disagreement through negotiation. If the disagreement cannot be resolved through negotiation and relates to any material aspect of the Company or its actual or anticipated business, including the proposed modification or determination of a budget, the Milestones or any other matter related to the Company's business, then the disagreement will be submitted to an independent arbitrator selected by the parties who has expertise in the areas of biotechnology and joint ventures. The Company will conduct its business according to the most recently approved business plan, budget and Milestones for at least six (6) months following appointment of the arbitrator and the parties will use best efforts to conclude the arbitration within six (6) months. The decision of the arbitrator will be binding.

15.2 The expenses of the arbitration will be recoverable by the prevailing party (if the arbitrator determines that one party is the prevailing party) unless the arbitrator determines otherwise. The Company Documents will include procedures for appointing arbitrator(s), consequences of a party's failure to act, deadlines for conducting the arbitration and other customary arbitration provisions.

16.    PURCHASE OPTION

16.1   A purchase option will be triggered in the following circumstances:
(i) SAVIA or Kosan becomes the subject of a bankruptcy or similar proceeding that is not dismissed within ninety (90) days; (ii) there is a change in Control of SAVIA or Kosan (whether by merger, stock issuance, open market stock purchases, or otherwise) and the Person acquiring Control is not a Qualified Transferee, or either of them sells substantially all of its assets to a Person other than a Qualified Transferee; or (iii) one party is in material breach of the Company Documents after having been notified of the breach and having had thirty (30) days from the notice date in which to cure such breach and the matter is not disputed and not then the subject of an arbitration as provided in the Deadlock provision above. The "TRIGGERING PARTY" means the party that is the subject of the bankruptcy or similar proceeding, the party that undergoes a change in control, or the party in material breach of the Company Documents, as the case may be. The party that is not the triggering party is the "NON-TRIGGERING PARTY."

16.2 If a purchase option triggering event occurs, the non-triggering party will have the option to purchase all (or in the case of a change in Control, any part) of the triggering party's ownership interest in the Company for a cash price equal to the pro-rata portion of the appraised value of the non-triggering party's interest purchased, less the cost of the appraisal. The non-triggering party may exercise this option only by notifying the triggering party within the first three (3) months following a triggering event. The appraisal mechanism will be defined in the Company Documents.

16.3 In any purchase option situation and during the pendency of any dispute or arbitration, the selling party will continue to license or sublicense, (in either case to the extent of such party's right or obligation to do so in light of its no longer having an ownership interest to the Company any technology in existence at the time of purchase reasonably necessary to facilitate the exploitation by the Company of product development and commercialization or other business in the Company Field. Also, the selling party will continue, if requested by the purchasing party for two (2) years to provide advisory services and technical assistance to the Company as to know-how and other matters facilitating the use of the selling party's technology, and in exchange for such services would receive a two percent
(2%) royalty on commercialization of such technology.

17.    DISSOLUTION

17.1 Unless the parties otherwise agree, the Company will be dissolved (i) if SAVIA fails to make a payment agreed to for funding the Phase II Budget,
(ii) if none of the Phase II Milestones are achieved after the expenditure of the Phase II Budget or any amount in excess thereof approved by the parties, or (iii) Kosan elects, without cause, not to perform the activities it agrees to perform in Phase II, or (iv) for any other reasons specified in the Company Documents.

17.2 Upon dissolution of the Company pursuant to Section 17.1(i), (x) subject to licenses with third parties, rights will revert to each party for any Intellectual Property in existence at the time of Company formation that were licensed, sold or contributed by such party to the Company, (y) Company Intellectual Property will be assigned to Kosan and (z) SAVIA will pay Kosan five hundred thousand U.S. dollars ($500,000) plus an amount equal to the Company's anticipated budget for the succeeding quarter. Any licenses entered into by the Company with the parties or third parties shall remain in full force and effect, with Kosan assuming the rights and obligations of the Company thereunder.

17.3 Upon dissolution of the Company pursuant to 17.1(ii), (x) subject to licenses with third parties, rights will revert to each party for any Intellectual Property in existence at the time of Company formation that were licensed, sold or contributed by such party to the Company, (y) Company Intellectual Property will be assigned to each party, SAVIA's rights to such technology will be exclusive and royalty free in the SAVIA Field, and Kosan's rights to such technology will be exclusive and royalty free in all other fields; in each case with the right to sublicense. Any licenses entered into by the Company with the parties or third parties shall remain in full force and effect, with SAVIA and Kosan, as applicable based on the field to which the license pertains, assuming the rights and obligations of the Company thereunder; revenues received from such licenses shall be divided between the parties in accordance with their respective ownership interests in the Company immediately prior to dissolution after any adjustment necessary to compensate a party for assuming the obligations of such license.

17.4 Upon dissolution of the Company pursuant to 17.1(iii), (x) subject to licenses with third parties, rights will revert to each party for any Intellectual Property in existence at the time of Company formation that were licensed, sold or contributed by such party to the Company, and (y) Company Intellectual Property will be assigned to SAVIA. Any licenses entered into by the Company with the parties or third parties shall remain in full force and effect, with SAVIA assuming the rights and obligations of the Company thereunder.

17.5 After any dissolution, subject to any legal or contractual restrictions, each party will provide advisory services (technical assistance) and technology/intellectual property licenses to the other, on commercially reasonable terms to be determined by the parties in good faith, to the extent reasonably necessary to facilitate the exploitation by the other party of the Company Intellectual Property distributed to it.

17.6 The distributions provided for in 17.2 through 17.4 above shall be the sole and exclusive remedies of the parties in the event of a dissolution of the Company.

18.    ASSUMPTIONS AND CONDITIONS

It is assumed as of the Closing Date that:

18.1 Both parties will be in full compliance with all applicable laws and regulations.

18.2 The party licensing technology to the Company will either own such technology directly or, if the parties agree, have the rights to such technology under a license that permits sublicensing. No such technology will be subject to license rights granted to third parties by the person licensing the technology to the Company, or, to the knowledge of the licensing party, to any other claims of third parties, in relation to the Company Field in a manner inconsistent with the grants herein.

18.3 There will have been no material adverse change after the date hereof in the business or business prospects of either party or such party's technology or the ownership thereof.

18.4 Any due diligence conducted by a party or its advisors in connection with the joint venture will not have caused them to become aware of any material facts adversely affecting the technology, related liabilities or the financial condition of the other which, in such party's good faith judgment makes it inadvisable to proceed with the joint venture.

Exhibit A-1   Kosan Intellectual Property
Exhibit A-2   SAVIA Intellectual Property

                                       EXHIBIT A-1
                                KOSAN INTELLECTUAL PROPERTY

-------------------------------------------------------------------------------------------
PRODUCTION OF POLYKETIDES IN BACTERIA AND YEASTS - BARR, SANTI, ASHLEY, ZIERMAN
        12 Dec 97       US97/23014      Pub. 98/27203 - 25 Jun 98 (NP 18 Jun 99)
        11 Dec 97       08/989,332      Pending
        18 Dec 96       60/033,193      Lapsed

-------------------------------------------------------------------------------------------
PLANTS THAT EXPRESS POLYKETIDE SYNTHETIC - BETLACH, GUTTERSON, KEALEY, RALSTON
        10 July 98      US98/14570      Pub. 99/02669 - 21 Jan 99 (NP 10 Jan 00)
        10 July 98      09/114,083      Pending
        10 July 97      60/052,211      Lapsed

-------------------------------------------------------------------------------------------
PHOSPHOPANTETHEINYL TRANSFERASES - LAMBALOT, GEHRING, REID, WALSH
        11 Oct 96       US96/16202      Pub No. 97/13845 - 17 Apr 97 (NP 15 Apr 98)
AUS                     74357/96        Pending
CAN                     2,232,230       Pending
EPO                     96936313.4      Pending
JAP                                     Pending
        11 Oct 96       08/728,742      Pending
        12 July 96      60/021,650      Lapsed
        13 Oct 95       60/005,152      Lapsed
Licensed from Harvard
-------------------------------------------------------------------------------------------
PRODUCTION OF NOVEL POLYKETIDES - KHOSLA, HOPWOOD, EBERT-KHOSLA, MCDANIEL, FU, KAO
        20 Sep 94       US94/10643      Pub. 95/08548 - 30 Mar 95 (NP 20 Mar 96)
AUS                     77317/94        Pat. No. 678058 - 4 Sep 97
CAN                     2171629 Pending
EPO                     94928169.5      Pub. 0725778 - 14 Aug 96
JAP                     7-509422        Pub. 9-505983 - 17 Jun 97
        5 Mar 99        09/263,184      Pending
        31 Mar 97       08/828,898      Iss Fee Pd 5 Apr 99
        31 Mar 97       08/829,244      U.S. Patent No. 5,843,718 - 1 Dec 98
        6 May 94        08/238,811      U.S. Patent No. 5,672,491 - 30 Sep 97
        8 Dec 93        08/164,301      Abandoned 30062-20001.20
        20 Sep 93       08/123,732      Abandoned 30062-20001.00
Licensed from Stanford
-------------------------------------------------------------------------------------------

                                       9